Exhibit 10.1
FORM OF
KEYCORP
OFFICER GRANTS
(Award of Restricted Stock)
«Name»
By action of the Compensation and Organization Committee (the “Committee”) of the Board of Directors of KeyCorp, taken pursuant to the KeyCorp 2004 Equity Compensation Plan (the “Plan”), and subject to the terms and conditions of the Plan and the requirements of the Emergency Economic Stabilization Act of 2008 (EESA), the Troubled Assets Relief Program (TARP), and the American Recovery and Reinvestment Act of 2009 (ARRA), you have been awarded «Stock» shares of Restricted Stock subject to the requirements as outlined below. Unless otherwise indicated, the capitalized terms used herein and in the attached Acceptance of Grant Agreement (the “Agreement”) shall have the same meaning as set forth in the Plan.
1.	Date of Grant. The effective date of grant for the award of the Restricted Stock shall be February 18, 2010 (the “Date of Grant”).

2.	Vesting of Restricted Stock. The Common Shares subject to this grant of Restricted Stock shall not vest and may not be sold, transferred, or otherwise disposed of, pledged or otherwise hypothecated until the latter of (i) 3 full calendar years following the date of this grant award, or (ii) until the conclusion of the period in which any obligation arising from the TARP financial assistance provided to KeyCorp (“TARP financial assistance”) remains outstanding.

3.	Transfers Void. Any purported transfer or encumbrance of the Restricted Stock prior to the time that it has vested as set forth in paragraph 2 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Common Shares underlying such awards.

4.	Retirement upon Attainment of Age 55, Death, or Disability. If permitted under the requirements of EEAS, TARP, and ARRA, and subject to the requirements of Paragraph 5 hereof, upon your retirement from KeyCorp upon reaching a minimum of age 55 with five years of vesting service under the KeyCorp Cash Balance Pension Plan, your death, or your Disability, you shall be entitled to receive a pro-rata number of shares of the Restricted Stock Award, which shall be based on a fraction, the numerator of which is the number of months from the Date of Grant through the date of your retirement, and the denominator of which is 36.

5.	Forfeiture. For the period during which any TARP financial assistance remains outstanding, you shall automatically forfeit the common shares that are subject to this grant of Restricted Stock if you do not continue to perform substantial services for KeyCorp or a Subsidiary for at least two years from the award of the Restricted Stock Grant Date, other than due to your death, your disability or a change in control event (as that term is defined in 26 CFR 1.409A-3(i)(5)(i) with respect to KeyCorp before the second anniversary of the Grant Date. Subject to the provisions of paragraph 4 hereof, you shall also forfeit the common shares that are subject to this grant of Restricted Stock if your employment with KeyCorp or a Subsidiary terminates prior to your vesting as set forth in paragraph 2 hereof.

6.	KeyCorp Stock Ownership Guidelines. If you have not met KeyCorp’s Stock Ownership Guidelines when vesting occurs, you may not sell or otherwise transfer the Restricted Stock until and unless you meet the Stock Ownership Guidelines, provided, however, that you shall be permitted to sell the number of shares necessary to satisfy any tax withholding obligation that may arise in connection with your vesting in the Restricted Stock even if you have not met the Stock Ownership Guidelines.

7.	Harmful Activity. Notwithstanding any other provisions of this Agreement, if you engage in any “harmful activity” (as defined in Section 17 of the Plan) prior to or within six months after your termination of employment with KeyCorp or a Subsidiary, then any and all shares of Restricted Stock which have vested prior to your termination of employment shall be immediately forfeited to KeyCorp and any profits realized upon your sale of any such shares of Restricted Stock shall inure to and be payable to KeyCorp upon demand.

8.	No Acceleration. The provisions of Section 12 of the Plan entitled “Acceleration upon Change of Control” shall not apply to this Restricted Stock grant award.

9.	Rights as a Shareholder. From and after the date of grant, you shall have all of the rights of a shareholder with respect to the shares of Restricted Stock granted hereby, including the right to vote the shares of Restricted Stock and receive any dividends that may be paid thereon; provided however that any additional Common Shares or other securities that you may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the shares of Restricted Stock covered by this grant award.

10.	Tax Withholding. You shall be permitted to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with your vesting in this Restricted Stock award grant hereunder by delivering to KeyCorp in Common Shares an amount equal to such withholding tax obligation.

11.	Condition. This Restricted Stock grant award is conditioned upon your execution and delivery to KeyCorp of the Agreement set forth hereinafter.

12.	Amendment and Modification. The terms and conditions of this Restricted Stock grant award are subject to the requirements of EESA, TARP, and ARRA with all regulations and guidance promulgated thereunder. In the event that all or any portion of this Restricted Stock grant award is found to be conflict with the requirements of EESA, TARP, and/or ARRA then in such event this grant award shall be automatically modified to reflect the requirements of the law, regulation and/or guidance, and this grant award shall be interpreted and administered accordingly. As a condition of your receiving this Restricted Stock grant award, you acknowledge (i) that this grant award remains subject to the requirements of EESA, TARP, and ARRA, (ii) that it is subject to modification in order to comply with EESA, TARP, and/or ARRA, and (iii) that you agree to immediately repay all amounts that may have been paid to you that are later determined to be in conflict with the requirements of ARRA, TARP, and/or EESA.

13.	Clawback Requirements. Notwithstanding any provision in this Agreement to the contrary, if it is later determined that your grant (or payment with respect thereto) of Restricted Stock under this Agreement was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, then in such event, (i) your unvested Restricted Stock granted under this Agreement shall become immediately forfeited, and (ii) the full amount of any and all payment(s) that have been made to you under this Agreement shall become immediately due and owing to KeyCorp, and you shall repay the full amount of such payment(s) to KeyCorp in accordance with and in a manner that complies with the requirements of Section 111(b)(2)(B) of EESA. This Section 13 shall be in addition to all other provisions requiring a repayment to KeyCorp upon the occurrence of certain specified events. In interpreting such other provisions, however, the effect of this Section 13 shall be taken into account in order to avoid a duplication of repayments

, 2010
Thomas E. Helfrich
Executive Vice President

ACCEPTANCE OF GRANT AGREEMENT
     I acknowledge receipt of the above award of Restricted Stock, and in consideration thereof I accept such awards subject to the terms and conditions of the Plan (including, without limitation, the harmful activity provisions thereof) and the restrictions upon me as set forth hereinafter in this Agreement.
     My agreement to the following restrictions is (i) in addition to (and not in limitation of) any other agreements, plans, policies, or practices that are applicable to me as a KeyCorp or Subsidiary (collectively “Key”) employee, (ii) independent of any Plan provisions, and (iii) binding upon me regardless of whether I sell, transfer, otherwise dispose of, pledge, or otherwise hypothecate the Common Shares acquired under the Restricted Stock awarded to me.
1.	I recognize the importance of preserving the confidentiality of Non-Public Information of Key. Therefore, I acknowledge and agree that: (a) during my employment with Key, I will acquire, reproduce, and use such Non-Public Information only to the extent reasonably necessary for the proper performance of my duties; (b) during and after my employment with Key, I will not use, publish, sell, trade or otherwise disclose such Non-Public Information; and (c) upon termination of my employment with Key, I will immediately return to Key all documents, data, and things in my possession or to which I have access that involve such Non-Public Information. I agree to sign nondisclosure agreements in favor of Key and others doing business with Key with whom Key has a confidential relationship.

2.	I acknowledge and agree that the duties of my position at Key may include the development of Intellectual Property. Accordingly, any Intellectual Property which I create with any of Key’s resources or assistance, in whole or in part, during my employment with Key, and which pertains to the business of Key, is the property of Key; and I hereby agree to and do assign to Key all right, title, and interest in and to such Intellectual Property, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property and agree to sign patent applications and assignments thereof, without additional compensation.

3.	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, hire or solicit or entice for employment any Key employee without the written consent of Key, which consent it may grant or withhold in its discretion.
4.	(a)	Except in the proper performance of my duties for Key, I acknowledge and agree that from the date hereof through a period of one (1) year after the termination of my employment with Key for any reason, I will not, directly or indirectly, for myself or on behalf of any other person or entity, call upon, solicit, or do business with (other than for a business which does not compete with any business or business activity conducted by Key) any Key customer or potential customer I interacted with, became acquainted with, or learned of through access to information while I performed services for Key during my employment with Key, without the written consent of Key, which consent it may grant or withhold in its discretion.

	(b)	In the event that my employment is terminated with Key as a result of a Termination Under Limited Circumstances as defined below, the restrictions in paragraph 4(a) of this Agreement shall become inapplicable to me; however, the restrictions in paragraphs 1, 2, and 3 of this Agreement shall remain in full force and effect nevertheless. The term “Termination Under Limited Circumstances” shall mean the termination of my employment with Key (i) under circumstances in which I would be entitled to receive severance benefits or salary continuation benefits under the terms and conditions of the KeyCorp Separation Plan in effect at the time of such termination, or (ii) under circumstances in which I would be entitled to receive severance benefits, salary continuation benefits, or similar benefits under the terms and conditions of an agreement with Key, including, without limitation, a change of control agreement or employment or letter agreement, or (iii) as otherwise expressly approved by the Compensation and Organization Committee of KeyCorp in its sole discretion
5.	In the event a court of competent jurisdiction determines that any of the restrictions contained in the above numbered paragraphs of this Agreement are excessive because of duration or scope or are otherwise unenforceable, the provisions hereof shall not be void but, with respect to such limitations held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained in the acceptance of grant. In the event I engage in any activity in violation hereof, I acknowledge that such activity may cause serious damage and irreparable injury to Key, which will permit Key to terminate my employment (if applicable) and seek monetary damages, and Key shall also be entitled to injunctive, equitable, and other relief. I acknowledge and agree that the validity, interpretation, and performance of this Agreement shall be construed under the internal substantive laws of Ohio.
BY SIGNING THIS ACCEPTANCE OF GRANT AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD AMPLE OPPORTUNITY TO READ THIS AGREEMENT AND THE PLAN, MAKE A DILIGENT INQUIRY, ASK QUESTIONS, AND CONSULT WITH MY ATTORNEY IF I CHOSE TO DO SO.

«Name»- Sign Your Name

Date